UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                             Peerless Systems Corp.
                 ----------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                 ----------------------------------------------
                         (Title of Class of Securities)


                                   705536100
                 ----------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 7 Pages

CUSIP No.         705536100                  13G          Page 2  of 7 Pages
                  -------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON
                          Kern Capital Management, LLC

                          13-3958232

          --------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /

                                                             (b) / /


          --------------------------------------------------------
3         SEC USE ONLY



          --------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


                                    Delaware
          --------------------------------------------------------

                                   5        SOLE VOTING POWER
       NUMBER OF
       SHARES BENEFICIALLY                   663,500
       OWNED BY                             -----------------------------------
       EACH                        6        SHARED VOTING POWER
       REPORTING
       PERSON WITH                            --
                                            -----------------------------------
                                   7        SOLE DISPOSITIVE POWER

                                             663,500

                                            -----------------------------------
                                   8        SHARED DISPOSITIVE POWER

                                             --


         ---------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          663,500

         ---------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          --

         ---------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.22%

         ---------------------------------------------------------
12       TYPE OF REPORTING PERSON*

          IA

         ---------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         705536100      13G                        Page 3  of 7 Pages
                  -------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON
                                Robert E Kern Jr.

          --------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /

                                                             (b) / /


          --------------------------------------------------------
3         SEC USE ONLY



          --------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


                                    U.S.A.
          --------------------------------------------------------

                                   5        SOLE VOTING POWER
       NUMBER OF
       SHARES BENEFICIALLY                   663,500  (See Schedule Item 4
       OWNED BY                                Incorporated By Reference)
       EACH                                 -----------------------------------
       REPORTING                   6        SHARED VOTING POWER
       PERSON WITH
                                             --
                                            -----------------------------------
                                   7        SOLE DISPOSITIVE POWER

                                             663,500  (See Schedule Item 4
                                               Incorporated By Reference)
                                            -----------------------------------
                                   8        SHARED DISPOSITIVE POWER

                                             --

         ---------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          663,500  (See Schedule Item 4 Incorporated By Reference)

         ---------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          --

         ---------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.22%

         ---------------------------------------------------------
12       TYPE OF REPORTING PERSON*

          IA, IN
         ---------------------------------------------------------




                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         705536100        13G              Page  4 of 7  Pages
                  -------------



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON
                                  David G. Kern

          --------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /

                                                             (b) / /


          --------------------------------------------------------
3         SEC USE ONLY



          --------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


                                    U.S.A.
          --------------------------------------------------------

                                   5        SOLE VOTING POWER
       NUMBER OF
       SHARES BENEFICIALLY                   663,500  (See Schedule Item 4
       OWNED BY                              Incorporated By Reference)
       EACH                                 -----------------------------------
       REPORTING                   6        SHARED VOTING POWER
       PERSON WITH
                                             --
                                            -----------------------------------
                                   7        SOLE DISPOSITIVE POWER

                                             663,500  (See Schedule Item 4
                                               Incorporated By Reference)
                                            -----------------------------------
                                   8        SHARED DISPOSITIVE POWER

                                             --

         ---------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          663,500   (See Schedule Item 4 Incorporated By Reference)

         ---------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          --

         ---------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.22%

         ---------------------------------------------------------
12       TYPE OF REPORTING PERSON*

          IA, IN

         ---------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.   705536100             SCHEDULE 13G             Page  5 of  7 Pages



ITEM  1 (a)  .  NAME OF ISSUER:
                Peerless Systems Corp.

ITEM  1 (b) .   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                2381 Rosecrans Avenue
                El Segundo, CA  90245

ITEM  2 (c) .   NAME OF PERSON FILING:
                Kern Capital Management, LLC ("KCM"), Robert E. Kern Jr.
                (R. Kern) and David G. Kern (D. Kern). R. Kern, D. Kern are
                Principals and controlling members of KCM.

ITEM  2 (b) .   ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                The address of the principal business office of each reporting person is 114 West 47th Street, Suite 1926, New York, NY
                10036.

ITEM  2 (c) .   CITIZENSHIP:
                Reference is made to Item 4 of each of the cover page of this Schedule, which Items are incorporated by reference herein.

ITEM 2 (d) .    TITLE OF CLASS OF SECURITIES:
                Common Stock

ITEM 2 (e) .    CUSIP NUMBER:
                705536100

ITEM 3 . THE PERSONS FILING THIS SCHEDULE, PURSUANT TO PARAGRAPH 240.13d-1(b)
           ARE A:
                (X) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

ITEM 4.         OWNERSHIP:
                Reference is made to Items 5-9 and 11 of cover pages which Items are incorporated by reference herein.

                R. Kern and D. Kern as controlling members of KCM may be deemed the beneficial owner of the securities of the company owned by KCM as of December 31, 1997 in that they might be deemed to share the power to direct the voting or disposition of the securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that either R. Kern or D. Kern is, for any purpose, the beneficial owner of any such securities to which this Schedule relates, and such beneficial ownership is expressly denied.

ITEM 5.         OWNERSHIP OF MORE THAN FIVE PERCENT OR LESS OF A CLASS:
                Not applicable.

Page  6  of  7 Pages


ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                The shares reported are held in institutional accounts for the economic benefit of the beneficiaries of those accounts.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:
                Not applicable.

ITEM 10.        CERTIFICATION:
                BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECUTITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

                SIGNATURE:
                AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.



  2/13/98                          /s/ John J. Crimmins
--------------------      By:     ------------------------------------
         DATED                    John J. Crimmins
                                  Senior Vice President
                                  Chief Financial & Operations Officer
                                  Kern Capital Management LLC

                                   /s/ Robert E. Kern Jr.
                          By:     ------------------------------------
                                  Robert E. Kern Jr.

                                   /s/ David G. Kern
                          By:     ------------------------------------
                                  David G. Kern

CUSIP NO. 705536100     SCHEDULE 13G             Page  7  of  7  Pages

                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G



This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities and Exchange Act of 1934, as amended (the "Act"), by and among the parties listed below, each referred to herein as "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under rule 13d-1.



  2/13/98                           /s/ John J. Crimmins
--------------------      By:     ------------------------------------
         DATED                    John J. Crimmins
                                  Senior Vice President
                                  Chief Financial & Operations Officer
                                  Kern Capital Management LLC

                                   /s/ Robert E. Kern Jr.
                          By:     ------------------------------------
                                  Robert E. Kern Jr.

                                   /s/ David G. Kern
                          By:     ------------------------------------
                                  David G. Kern